Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of January 29, 2024 (this “Agreement”), is by and among (i) First Health FL LLC, a Delaware limited liability company (the “Purchaser”), (ii) Ceautamed Worldwide, LLC, a Florida limited liability company (“Ceautamed”), Wellness Watchers Global, LLC, a Florida limited liability company (“WWG”), and Greens First Female, LLC, a Florida limited liability company (“GFF”; each of Ceautamed, WWG and GFF are referred to individually as a “Seller” and collectively as the “Sellers”), and (iii) Smart for Life, Inc., a Delaware corporation and the parent of Ceautamed and the indirect parent of WWG and GFF (the “Shareholder”).

RECITALS

WHEREAS, Sellers are engaged in the Business (as defined herein);

WHEREAS, the Shareholder owns all of the outstanding capital stock of Ceautamed and indirectly (via its ownership of all of the outstanding capital stock of Ceautamed) owns all of the outstanding capital stock of WWG and GFF and, as a result, the Shareholder will derive substantial benefit from the transactions contemplated by this Agreement; and

WHEREAS, Sellers desire to sell, transfer, convey and assign to Purchaser, and Purchaser desires to acquire, all of Sellers’ interests in substantially all of their assets, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounts Receivable” has the meaning ascribed to such term in Section 2.1(f).

“Acquisition Proposal” means any offer, proposal, indication of interest letter of intent or other similar communication regarding (a) the acquisition (including by way of merger, consolidation, business combination or similar transactions involving the Sellers) of the equity of the Sellers or (b) the acquisition of all or substantially all of the assets of the Sellers.

“Affiliate” means, with respect to the indicated Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, the indicated Person. For purposes of this definition, the terms “control”, “controlled by” and “under common control with” means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of the indicated Person, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

“Agreement” has the meaning ascribed to such term in the introductory paragraph.

“Allocation Schedule” has the meaning ascribed to such term in Section 2.8.

“Assumed Contracts” means the Contracts pertaining to the Business that Purchaser has expressly elected to assume, in writing. A list of the Assumed Contracts are set forth on Schedule 2.1(l).

“Assumed Liabilities” means (i) those specific accounts payable of the Sellers in the amounts and due and owing to the Persons listed on Schedule 1.1(a) to this Agreement, (ii) the accrued payroll taxes of the Sellers in the amount set forth on Schedule 1.1(b), subject to a cap of Forty-Five Thousand Dollars ($45,000), (iii) the Senior Debt and (iv) those specific liabilities, commitments and obligations arising solely after the Closing Date under the Assumed Contracts, to the extent that any such liabilities, commitments and obligations relate to both the ownership of the Purchased Assets and the operation of the Business by Purchaser after the date hereof; provided, however, that in no event shall Purchaser assume any liability based on, arising out of or resulting from any actual or alleged breach or violation by any Seller (or any Affiliate thereof) of, or non-performance by any Seller (or any Affiliate thereof) under, any Assumed Contract on or prior to the Closing Date; provided, further, and for the avoidance of doubt, Purchaser is not assuming any Excluded Liability.

“Benefit Arrangement” has the meaning ascribed to such term in Section 4.17(a)(ii). “Benefit Plans” has the meaning ascribed to such term in Section 4.17(a)(i).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning ascribed to such term in Section 3.2(a)(i).

“Business” means the combined business and operations conducted and operated by Sellers as of the date hereof, including the marketing, manufacturing and sale of nutritional foods and supplements.

“Business Day” means each day, other than a Saturday or Sunday, on which commercial banks in the State of New York are open for the general transaction of business.

“Business Employee” has the meaning ascribed to such term in Section 4.16(a).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act and the regulations promulgated thereunder, including amendments thereto.

“Cash” means, as of a specified date or time, (a) all cash and cash equivalents of Sellers, including, all marketable securities and short-term investments, inbound checks that have been deposited but not yet cleared (but only to the extent such checks will clear), cash in bank accounts (including any deposit, demand, checking, savings, securities or other similar account maintained by Sellers with a bank or other financial institution), less (b) security deposits or other deposits required for the operation of the Business in the ordinary course consistent with past practice.

“Ceautamed” has the meaning ascribed to such term in the introductory paragraph.

“Closing” has the meaning ascribed to such term in Section 3.1.

“Closing Date” has the meaning ascribed to such term in Section 3.1.

“Code” has the meaning ascribed to such term in Section 4.17(b).

“Collateral” has the meaning ascribed to such term in Section 2.5(b).

“Contracts” means, with respect to any Person, any agreement, undertaking, franchise, permit, lease, loan, license, guarantee, understanding, commitment, contract, note, bond, indenture, mortgage, deed of trust or other obligation, instrument, document or other arrangement of any kind (written or oral) to which such Person is a party or by which such Person, or any material amount of such Person’s property, is bound.

“Covered Matters” has the meaning ascribed to such term in Section 10.3.

“Encumbrance” means, with respect to any asset, any lien, claim, charge, mortgage, pledge, security interest, equity restriction or other encumbrance relating to such asset.

“Environmental Law” means any foreign, federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Emergency Planning and Community Right-to-Know Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Federal Solid Waste Disposal Act (including, without limitation, the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Federal Occupational Safety and Health Act of 1970.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” has the meaning ascribed to such term in Section 4.17(d).

“Excluded Assets” has the meaning ascribed to such time in Section 2.2.

“Excluded Liabilities” has the meaning ascribed to such term in Section 2.4.

“Expiration Date” means (i) with respect to the representations and warranties of the parties contained in this Agreement, except for the Special Representations, 11:59 pm, New York, New York time on the eighteen (18) month anniversary of the Closing Date and (ii) with respect to the Special Representations, the ninetieth (90) day following the expiration of the applicable statute of limitations (after taking into account any waivers or extensions thereof) under applicable Law for which claims can be asserted with respect to the matters covered thereby.

“Financial Statements” has the meaning ascribed to such term in Section 4.7(a).

“GAAP” means, with respect to any entity, generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“GFF” has the meaning ascribed to such term in the introductory paragraph.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government including, without limitation, any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness”, as of a specified date and/or time, means, any of the following obligations or other liabilities of a Seller, whether or not contingent: (a) the principal of and accrued interest, including all fees and obligations thereunder (including any prepayment or termination penalties, premiums or fees which will arise out of the prepayment thereof prior to its maturity and termination) of any (i) indebtedness for borrowed money, (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities (including assignment of receivables for financing purposes or factoring agreements), or (iii) liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items (to the extent of the amount drawn thereunder); (b) liabilities to pay the deferred or installment purchase price of property or services, other than trade payables and other ordinary course payables, whether or not represented by a note, earn-out or contingent purchase payment or otherwise; (c) any deferred purchase price liabilities related to past acquisitions or divestitures, whether or not represented by a note, earn-out or contingent purchase payment or otherwise; (d) Capital Lease Obligations; (e) any other accrued but unpaid bonuses to any current or former employees of a Seller, (f) any accrued liabilities for paid time off of current or former employees of a Seller; (g) deferred compensation payable to or on behalf of any current or former employees of a Seller; (h) stay-put arrangements, severance plans, bonus plans, employment agreements, change of control agreements or any other plan, agreement or arrangement to which a Seller is a party, which obligation is payable or becomes payable solely as a result of the consummation of the transactions contemplated by this Agreement, and any withholding amounts payable as a result thereof; (i) the employer’s share of any payroll, social security, employment, unemployment or withholding or similar Taxes payable by or on behalf of a Seller with respect to the amounts described in clauses (e), (f), (g) and (h); (j) amounts, if any, guaranteed in any manner by a Seller (including guarantees in the form of an agreement to repurchase or reimburse) or other amounts, if any, for which a Seller is indirectly liable as guarantor, surety or otherwise (including guarantees in favor of the Shareholder); or (k) any repayment obligations in respect of government grants, loans, advances and similar payments.

“Indemnified Party” has the meaning ascribed to such term in Section 9.3(a).

“Indemnified Taxes” means any and all Taxes (i) with respect to the Purchased Assets, the Assumed Liabilities and the Business for any taxable period (or portion of a Straddle Period determined in accordance with Section 6.4(b)) ending on or before the Closing Date, (ii) relating to the Excluded Assets and Excluded Liabilities for any taxable period, (iii) of the Shareholder or any Seller for any taxable period, (iv) of the Shareholder or any Seller as a transferee, successor, pursuant to Law, by contract, or otherwise, and (v) any liability for Taxes that becomes a liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law) for any taxable period.

“Indemnifying Party” has the meaning ascribed to such term in Section 9.3(a).

“IP Agreement” has the meaning ascribed to such term in Section 3.2(a)(ii).

“Law” means any law, rule, regulation, ordinance, treaty, writ, judicial decision, judgment, injunction, decree, determination, award or other order of any court, government or Governmental Authority.

“Leased Premises” has the meaning ascribed to such term in Section 6.13.

“Loss” means any loss, damage, injury, liability, claim, decline or loss in value, demand, amount paid in settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees and expenses), charge, costs (including costs of investigation and court costs), amounts due or expenses of any type, nature or description.

“Material Adverse Effect”, with respect to the Business, means any adverse event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to (i) be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Sellers or the Business, taken as a whole, or (ii) result in a material loss or decrease in value of the Purchased Assets.

“Material Contracts” has the meaning ascribed to such term in Section 4.10(a).

“Permits” means all consents, waivers, requirements, authorizations, declarations, filings, registrations, notifications, licenses, permits, certificates, variances, exemptions and other approvals issued, granted, given, required or otherwise made available by any Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for current Taxes of Sellers not yet due and payable for which adequate reserves have been established or (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Sellers and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

“Proprietary Rights” has the meaning ascribed to such term in Section 4.10.

“Purchase Price” has the meaning ascribed to such term in Section 2.5.

“Purchased Assets” has the meaning ascribed to such term in Section 2.1.

“Purchaser” has the meaning ascribed to such term in the introductory paragraph.

“Real Property Leases” has the meaning ascribed to such term in Section 4.9.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde, foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, without limitation, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Related Persons” has the meaning ascribed to such term in Section 4.20.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated March 14, 2022 and amended on July 29, 2022, by and among the Shareholder, Ceautamed and the sellers party thereto.

“Securities Purchase Agreement Closing Date” has the meaning ascribed thereto in Section 4.12.

“Seller(s)” has the meaning ascribed to such term in the introductory paragraph.

“Sellers’ Knowledge” means the actual knowledge of the Sellers or the Shareholder or any officer or director of the Sellers or the Shareholder, after reasonable and prudent investigation.

“Sellers’ Proprietary Rights” has the meaning ascribed to such term in Section 4.18(a).

“Sellers’ Tangible Assets” has the meaning ascribed to such term in Section 2.1(a).

“Senior Debt” means the Indebtedness due and owing by the Shareholder and its subsidiaries to the Senior Lender under the Senior Loan Agreement and the other Loan Documents (as defined in the Senior Loan Agreement).

“Senior Lender” means First Group Acquisition Company, LLC (via assignment from Diamond Creek Capital, LLC)

“Senior Loan Agreement” means the Loan Agreement, dated July 1, 2021 and amended on June 29, 2022, December 29, 2022, April 20, 2023 and May 22, 2023, by and among the Shareholder and its subsidiaries (including Ceautamed) and the Senior Lender.

“Shareholder” has the meaning ascribed to such term in the introductory paragraph.

“Significant Customer” has the meaning ascribed to such term in Section 4.10(b).

“Significant Supplier” has the meaning ascribed to such term in Section 4.10(b).

“Special Representations” means the representations and warranties contained in Section 4.1 (Organization of Seller), Section 4.2 (Authorization; Enforceability), Section 4.5 (Capitalization), Section 4.6 (Title to Assets; No Liens; Condition of Assets), Section 4.13 (Taxes), Section 4.15 (Environmental Matters), Section 4.17 (Employee Benefit Plans), Section 4.19 (Brokers), Section 5.1 (Organization of Purchaser), Section 5.2 (Authorization; Enforceability) and Section 5.6 (Brokers).

“Straddle Period” has the meaning ascribed to such term in Section 6.4(b).

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add- on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, escheat, abandoned or unclaimed property, premium, property, environmental, windfall profit or other tax, custom, duty, fee, imposts or other charges of any kind whatsoever, together with any interest, penalty, fines, addition to tax or other additional amount with respect thereto, imposed by any Governmental Authority whether disputed or not and any successor or transferee liability or obligation to indemnify another Person in respect of any and all of the above.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or statements relating to Taxes, including, without limitation, any schedules or attachments thereto, and any amendments thereof, to be filed (whether on a mandatory or elective basis) with any Government Authority responsible for the imposition or collection of Taxes.

“Third Party Claim” has the meaning ascribed to such term in Section 9.3(a).

“Transaction Documents” means this Agreement and all other agreements, instruments, documents and certificates executed and delivered by any Seller, the Shareholder and/or the Purchaser pursuant to or in connection with this Agreement, the Closing and/or the sale of the Purchased Assets to Purchaser; and the “Transaction Documents” in reference to a Seller, the Shareholder and Purchaser means those Transaction Documents to which such Person is a party.

“Transaction Expenses” means the out-of-pocket expenses and fees (including Taxes) incurred by, or on behalf of, Sellers or the Shareholder in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, including (a) fees payable to investment banks, accountants and counsel and (b) any amounts paid or payable to any Person in connection with, or conditioned in whole on, the consummation of the transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended from time to time.

“WWG” has the meaning ascribed to such term in the introductory paragraph.

“Xiras Debt” means the Indebtedness due and owing to Joseph X. Xiras by the Shareholder pursuant to (i) that certain Note Purchase Agreement, dated as of July 29, 2022 (as amended), by and between the Shareholder and Joseph X. Xiras and the Original Issue Discount Secured Subordinated Note, dated as of July 29, 2022 (as amended), issued by the Shareholder in favor of Joseph X. Xiras in the original principal amount of $2,272,727.27 (as the same may have been increased by virtue of subsequent advances made by Joseph X. Xiras) and (ii) any other loans or advances made by Joseph X. Xiras to or for the benefit of the Shareholder or any of its subsidiaries, which Xiras Debt is guaranteed by the direct subsidiaries of the Shareholder (including Ceautamed).

ARTICLE II

Purchase of Assets; Assumption of Liabilities

Section 2.1 Purchase of Assets by Purchaser. Subject to the terms and conditions hereinafter set forth, at the Closing, each Seller shall sell, grant, convey, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances) all of its right, title and interest in and to any and all assets of such Seller (whether or not used in the conduct of the Business), of every kind and description, wherever located, whether tangible or intangible (including, without limitation, goodwill), real, personal or mixed (collectively, the “Purchased Assets”), but excluding the Excluded Assets. The Purchased Assets shall include, without limitation, all of the right, title and interest of each Seller in and to the following assets used in the conduct of the Business:

(a) Tangible Assets. All tangible assets owned by each Seller, including, without limitation, all machinery, equipment, tools, tooling, vehicles, computers and computer related hardware, computer servers, printers, software, fixtures, leasehold improvements, telephone lines, telephone equipment, telephone systems, telecopy machines and other office equipment, furniture, warehouse supplies and any and all items in the warehouse or situated downstairs in the Leased Premises and other tangible property of all kinds (collectively, the “Sellers’ Tangible Assets”);

(b) Products. All inventory, stock in trade, merchandise, goods, supplies, raw materials, work in progress, finished products, wrapping, supply and packaging items, promotional materials and similar items used in the Business and other products used or held for sale in the ordinary course of the Business;

(c) Permits. All Permits, to the extent transferable;

(d) Claims. All claims of any nature of a Seller against third persons, including, without limitation, claims under express or implied product warranties and under indemnification and contribution agreements;

(e) Records and Other Materials. Copies of all financial, accounting, operating and other data, documents and records that relate to the operation or conduct of the Business, including, without limitation, copies of all books and records, notes, sales data, cost and pricing information, advertising materials, and lists of customers, suppliers and sources of materials;

(f) Accounts Receivable. All notes receivable, loans receivable, and accounts receivable (whether current or not current) of the Business (each of the foregoing, the “Accounts Receivable”);

(g) Advances. All prepaid deposits, advances and other prepaid expenses of the Business;

(h) Intellectual Property. All of Sellers’ Proprietary Rights including, without limitation, (i) those Proprietary Rights set forth on Schedule 2.1(h) attached hereto and (ii) any licenses granted to a Seller and used in connection with the operation or conduct of the Business;

(i) Trade Secrets. All trade secrets, confidential information, inventions, proprietary software, know-how, formulae, processes, recipes, procedures, research records, records of inventions, test information, market surveys and marketing know-how owned by a Seller or used in the operation or conduct of the Business;

(j) Customer Lists. All customers and suppliers lists and all written historic and current data, information and records relating thereto, in whatever form or medium, relating to the Business;

(k) Names. All right, title and interest of Sellers in and to the name “Ceautamed”, “Greens First” and “Wellness Watchers” and any derivations thereof, as well as any other names used by a Seller in the conduct of the Business;

(l) Contracts. All rights of Sellers under the Assumed Contracts set forth on Schedule 2.1(l), including, without limitation, any right to receive the benefit of all obligations thereunder, and the right to receive payment or goods and services thereunder, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereunder;

(m) Security and Other Deposits. All security deposits or other deposits required for the operation of the Business in the ordinary course consistent with past practice; and

(n) Additional Assets. All other assets used in the conduct of the Business, whether or not reflected on the books and records of Sellers, including, without limitation, all restrictive covenants, intellectual property assignments and other obligations of present and former employees, agents, representatives, independent contractors, consultants and others.

Section 2.2 Excluded Assets. The Purchased Assets do not include the following assets of Sellers (the “Excluded Assets”):

(a) all Cash of Sellers as of the Closing Date;

(b) all Tax Returns of Sellers and related work papers and correspondence;

(c) all claims and rights of Sellers under this Agreement;

(d) all rights and interests of Sellers under all Contracts that are not Assumed Contracts;

(e) all minute and stock record books of Sellers, and all incorporation, organization, and corporate reporting documents of Sellers; and

(f) all insurance policies maintained by Sellers and all related claims, rights, deposits, refunds, reserve funds, and insured interests and any excess deposits and excess reserve funds under workers compensation and other insurance policies and risk retention programs.

Section 2.3 Assumption of Liabilities of Seller. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, on the Closing Date (and subject to and conditioned upon the Closing), Purchaser shall assume, and agree to pay, perform and discharge when due, the Assumed Liabilities. Other than the Assumed Liabilities, THE PURCHASER IS NOT ASSUMING, NOR SHALL IT IN ANY MANNER BECOME LIABLE FOR, ANY DEBTS, LIABILITIES, OBLIGATIONS, OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER OF ANY SELLER OR ANY OF ITS AFFILIATES (INCLUDING THE SHAREHOLDER), INCLUDING, WITHOUT LIMITATION, (I) TAXES OF ANY KIND OR ANY DEBTS, LIABILITIES, OBLIGATIONS, OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER RELATING TO SELLERS, THE SHAREHOLDER OR TO THE EXCLUDED ASSETS AND (II) THE EXCLUDED LIABILITIES.

Section 2.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Sellers or the Shareholder (collectively, the “Excluded Liabilities”): (i) any liabilities or obligations arising out of or relating to Sellers’ ownership or operation of the Business and the Purchased Assets prior to the Closing; (ii) all liabilities and trade accounts payable of Sellers to third parties in connection with the Business incurred prior to the Closing; (iii) all liabilities and obligations arising under or relating to the Assumed Contracts arising prior to the Closing or relating to pre-Closing periods or arising from breaches by the Sellers or the Shareholder occurring prior to Closing; (iv) any liabilities or obligations relating to or arising out of the Excluded Assets; (v) any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date or any portion of any Straddle Period ending on and including the Closing Date, (ii) any other Taxes of Sellers or any stockholders or Affiliates of Sellers for any taxable period, or (iii) any liability for unpaid Taxes of a Seller or Shareholder as a transferee, successor, pursuant to Law, by contract or otherwise; (vi) any liabilities or obligations of Sellers or the Shareholder relating to or arising out of or under (1) any Benefit Plan or the employment, or termination of employment, of any employee, including employee benefits, compensation or other arrangements or (2) workers’ compensation claims of any employee relating to periods prior to the Closing; (vii) any Transaction Expenses; (viii) Indebtedness of the Sellers or the Shareholder; (ix) any liabilities or obligations of the Sellers to any Related Person (including the Shareholder); (x) any liabilities or obligations (including Indebtedness) of the Shareholder; (xi) any amounts due under any corporate credit cards of any of the Sellers in the name of Ryan Benson or Stuart Benson or for which Ryan Benson or Stuart Benson have guaranteed the obligations of the Sellers; and (xii) any liabilities arising out of any receivables of the Sellers that were assigned prior to the Closing (including any claims from (1) any manufacturer or supplier for the failure of Sellers to pay amounts due in respect of products supplied in respect of such assigned receivables or (2) any Person to whom such receivables were assigned). For the avoidance of doubt, Purchaser is not assuming and its Affiliates (including Stuart Benson, Ryan Benson and their family members) are not forgiving the following (which shall remain obligations of Shareholder): (i) any and all employment or consulting fees due and owing to Ryan Benson and Stuart Benson by Shareholder and its Affiliates; (ii) any and all insurance benefits and reimbursements due and owing to Ryan Benson, Stuart Benson and their respective family members by Shareholder and its Affiliates; and (iii) any commissions or fees that may become payable to Stuart Benson by Shareholder and its Affiliates (including Smart Acquisition Group, LLC) in respect of the potential acquisition of Purely Optimal. The Shareholder acknowledges that Stuart Benson is entitled to a commission (based on the Lehman formula) upon consummation of the acquisition of Purely Optimal by the Shareholder or any of its Affiliates.

Section 2.5 Purchase Price; Payment. In consideration of the sale, transfer and assignment of the Purchased Assets to Purchaser at the Closing, in addition to assuming the Assumed Liabilities, Purchaser shall, subject to and conditioned upon the Closing, pay on behalf of the Sellers on the Closing Date, in accordance with the next sentence, an aggregate amount of One Hundred Eighty Five Thousand Nine Hundred Ninety Three Dollars and Fifty Cents ($185,993.50)(the “Purchase Price”). Sellers and the Shareholder hereby direct Purchaser to pay from the Purchase Price the amounts set forth on Schedule 2.5 in order to cause such Persons set forth thereon to execute and deliver the deliverables set forth below in clauses (ix) and (x) of Section 3.2(a). At the Closing, the sum of Twenty Five Thousand Dollars ($25,000) shall be paid by Purchaser, at Shareholder’s request, directly to Bevilacqua PLLC, counsel to the Shareholder, as a transaction fee to cover expenses for services rendered by Bevilacqua PLLC to the Shareholder in connection with this transaction.

Section 2.6 Non-assignable Assumed Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Sellers or, upon transfer, Purchaser under such asset. If any transfer or assignment by Sellers to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Contract may not be assigned to Purchaser by reason of the absence of any such consent, Purchaser shall not be required to assume any liabilities arising under such Contract unless Purchaser has received all of the benefits that gave rise to such liability. If any such consent has not been obtained prior to the Closing Date, the parties shall cooperate in any lawful and reasonable arrangement designed to: (i) provide to Purchaser the benefits intended to be assigned to Purchaser with respect to the underlying asset, including, without limitation, in the case of any of the Assumed Contracts, enforcement of such Assumed Contract for the account of Purchaser of any and all rights of Sellers against any other party to such Assumed Contract arising out of the breach, non-fulfillment or cancellation thereof by such other party or otherwise and (ii) enable Sellers to continue to perform under the Assumed Contracts.

Section 2.7 Withholding. Purchaser and any other applicable withholding agent will be entitled to deduct and withhold, and pay over to the applicable Governmental Authority, from any amounts payable pursuant to this Agreement any Taxes or other amounts as are required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Allocation of the Purchase Price. The parties agree that the Purchase Price (plus other relevant items) will be allocated among the Purchased Assets in accordance with their relative fair market values as of the Closing Date. Purchaser shall prepare and deliver to Sellers within sixty (60) days after the Closing Date a schedule (the “Allocation Schedule”) allocating the Purchase Price (plus other relevant items) among the Purchased Assets consistent with this Section 2.8. The Allocation Schedule shall be binding on the parties hereto, and the parties hereto agree not to take (or permit any of their Affiliates to take) any tax position (on IRS Form 8594 or otherwise) that is inconsistent with such Allocation Schedule. In any action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding related to the determination of any Tax, neither Purchaser nor Sellers shall contend or represent that such allocation is not a correct allocation.

ARTICLE III

Closing

Section 3.1 Closing. The closing with respect to the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII hereof. The date on which the Closing is to occur is herein referred to as the “Closing Date”. Notwithstanding the foregoing, for all purposes hereunder, the Closing shall be deemed to have occurred at 12:01 a.m. New York City time on the Closing Date.

Section 3.2 Closing Deliverables.

(a) At the Closing, Sellers shall deliver, or caused to be delivered, to Purchaser the following:

(i) a Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale and Assignment and Assumption Agreement”), in the form of Exhibit A, duly executed by Seller;

(ii) an Assignment of Intellectual Property Agreement (the “IP Agreement”), in the form of Exhibit B, duly executed by Seller;

(iii) originals, if available, or certified copies of the Assumed Contracts;

(iv) an officer’s certificate duly executed by an officer of Sellers attesting to the resolutions adopted by the board of directors and the stockholders of Sellers duly authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement;

(v) a good standing certificate of each Seller from the Secretary of State of Florida dated not earlier than fifteen (15) days prior to the date hereof;

(vi) a copy of any third party consents set forth on Schedule 4.4, in form and substance satisfactory to Purchaser, necessary for Sellers to transfer and assign to Purchaser all of Sellers’ right, title and interest in and to the Purchased Assets;

(vii) all records, documents, lists and other materials specified in Sections 2.1(e) and (j) of this Agreement;

(viii) separate IRS Forms W-9 properly completed and executed certifying that each of the Sellers is not a foreign person;

(ix) evidence of the discharge of all Indebtedness of Sellers to, and the release and termination of all Encumbrances on the Purchased Assets in favor of, the following Persons (which evidence shall be based on the form attached hereto as Exhibit C and shall be satisfactory to Purchaser, in its sole discretion): Apex Payables; Pro Venture Capital; Grover Capital; Seamless Capital Group; and Vivian Capital Group, LLC;

(x) evidence, in form and substance satisfactory to Purchaser, of the (i) release by D&D Hayes, LLC of any Encumbrance related to the Purchased Assets securing the Indebtedness evidenced by the Buyer Notes II (as defined in the Securities Purchase Agreement) issued to D&D Hayes, LLC and (ii) assignment by D&D Hayes, LLC to the Senior Lender of the Buyer Notes II issued to D&D Hayes, LLC; and

(xi) such other documents as Purchaser may deem reasonably necessary to complete the transactions contemplated by this Agreement.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the following:

(i) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser; and

(ii) the IP Agreement, duly executed by Purchaser; and

(iii) the forgiveness of (I) the Buyer Notes II (as defined in the Securities Purchase Agreement) issued by the Shareholder (and guaranteed by the Sellers) to (y) RMB Industries, Inc. in the initial principal amount of $967,500 and (z) RTB Childrens Trust in the initial principal amount of $107,500 and (II) any conversion price floor guarantees made by Shareholder to RMB Industries, Inc. and RTB Childrens Trust in respect of the Buyer Notes (as defined in the Securities Purchase Agreement); and

(iv) a written agreement acknowledging the release by Joseph X. Xiras of any Encumbrances on the Purchased Assets granted by Ceautamed, WWG and GFF to Joseph X. Xiras to secure repayment of the Xiras Debt (for the avoidance of doubt, the Xiras Debt is not being discharged and will remain an outstanding obligation of the Shareholder that is guaranteed by its subsidiaries and with a continuing Encumbrance on all of the assets of the Shareholder and its subsidiaries (other than the Purchased Assets)); and

(v) a written agreement acknowledging the assumption by the Purchaser of the Senior Debt and the release of the Shareholder and its subsidiaries as obligors under the Senior Debt.

ARTICLE IV

Representations and Warranties of Sellers and the Shareholder

Sellers and the Shareholder hereby represent and warrant to Purchaser that the statements contained in this ARTICLE IV are complete and accurate as of the date of this Agreement and as of the Closing Date.

Section 4.1 Organization of Sellers. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified as a foreign corporation would not, individually or in the aggregate, have a Material Adverse Effect. The Business is conducted solely through the Sellers and not through any of its Affiliates or other Persons. Except as set forth on Schedule 4.1, no Seller owns, directly or indirectly, any equity interests in any other Person.

Section 4.2 Authorization; Enforceability.

(a) Each Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite limited liability company action (including approval of the managers and/or members of Sellers). Each of this Agreement and the other Transaction Documents has been duly authorized, executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) The Shareholder has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. Each of this Agreement and each of the other Transaction Documents has been duly authorized, executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 4.3 Non-contravention. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance by the Sellers or the Shareholder of its obligations hereunder or thereunder will (a) contravene any provision contained in the governing documents of the Sellers or the Shareholder, in each case, as amended and in full force and effect on the date of this Agreement, (b) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (i) any Contract to which the Sellers or the Shareholder are a party or any Permit issued to the Sellers or (ii) any Law or other restriction of any Governmental Authority, to which the Sellers or the Shareholder is a party or by which the Sellers or the Shareholder is bound or to which any of their assets or properties are subject, (c) result in the creation or imposition of any Encumbrance on any of the Purchased Assets or (d) except as set forth on Schedule 4.3, result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any obligation of the Sellers or the Shareholder.

Section 4.4 No Consents. No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Sellers (including the transfer of the Assumed Contracts and the other Purchased Assets) or the Shareholder, other than those set forth on Schedule 4.4.

Section 4.5 Capitalization. The issued and outstanding membership interests of the Sellers and the holders thereof are set forth on Schedule 4.5. There are no rights, options or warrants to purchase any membership interests of the Sellers, whether granted or issued by the Sellers or any of the holders set forth on Schedule 4.5.

Section 4.6 Title to Assets; No Liens; Condition of Assets. Except as set forth on Schedule 4.6, Sellers have good and marketable title to (or valid leasehold or contractual interests in) all of the Purchased Assets, free and clear of any Encumbrances (other than Permitted Encumbrances). Upon the assignment, transfer and conveyance of the Purchased Assets to Purchaser, there will be vested in Purchaser good and marketable title to (or valid leasehold or contractual interests in) all of the Purchased Assets, free and clear of all Encumbrances. All Purchased Assets are fit for operation in the ordinary course of business (subject to normal wear and tear) with no defects that could interfere with the conduct of normal operations of such Purchased Assets and are suitable for the purposes for which they are currently being used. The Purchased Assets are sufficient to conduct the Sellers’ Business as historically conducted by Sellers.

Section 4.7 Financial Statements.

(a) Attached as Schedule 4.7(a) is a true and complete copy of each Seller’s unaudited balance sheet as of December 31, 2023 and the related unaudited statements of income and cash flows of such Seller for the twelve (12) month period ending December 31, 2023 (collectively, the “Financial Statements”). The Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of each Seller, comply in all material respects with applicable accounting requirements and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of each Seller as of the times and for the periods referred to therein (subject, to normally recurring year end audit adjustments that are not material either individually or in the aggregate).

(b) All books, records and accounts of each Seller are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c) Schedule 4.7(c)(i) sets forth a true and complete listing of all Accounts Receivable of each Seller as of December 31, 2023 and an aging schedule reflecting the aggregate amount of all such Accounts Receivable outstanding (i) thirty (30) days or less, (ii) more than thirty (30) days but not more than sixty (60) days, (iii) more than sixty (60) days but not more than ninety (90) days, and (iv) more than ninety (90) days. All of the Accounts Receivable have arisen in the ordinary and regular course of each Seller’s Business, represent bona fide transactions with third parties, are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established), are not being contested or disputed by any third party (whether orally or in writing) and, to Sellers’ Knowledge, are collectible. All of the Accounts Receivable have been billed in the ordinary course of each Seller’s Business. Sellers have not assigned any Accounts Receivable except as expressly set forth on Schedule 4.7(c)(ii).

(d) Except as set forth on Schedule 4.7(d), no Seller has any Indebtedness.

Section 4.8 No Undisclosed Liabilities. Each Seller’s Business does not have any debt, Loss, liability or obligation (whether direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet for the Financial Statements of such Seller, other than those incurred in the ordinary course of business from and after December 31, 2023 that would not, individually or in the aggregate, have a Material Adverse Effect on any Seller’s Business or the Purchased Assets. Except as expressly set forth on Schedule 4.8, since December 31, 2023, (i) each Seller has conducted its business only in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such Seller’s Business or the Purchased Assets.

Section 4.9 Real Property. Schedule 4.9 contains a true, correct and complete list of all real property leases including all amendments thereto to which a Seller is a party or by which a Seller is bound (the “Real Property Leases”). Except as disclosed on Schedule 4.9(a), there are no assignments or subleases of all or any portion of the premises covered under the Real Property Leases. Sellers have delivered to Purchaser a true, correct and complete copy of the Real Property Leases. No Seller owns any real property or any interest in any real property. To Sellers’ Knowledge, the real property subject to the Real Property Leases, including all of the buildings, offices and other structures located thereon, which is material to the conduct of the Business, is in reasonable operating condition, ordinary wear and tear excepted. To Sellers’ Knowledge, the real property leased by the Company and its continued use as currently used is in material compliance with building, zoning, subdivision or other land use and similar Law applicable to the leased real property.

Section 4.10 Contracts; Customers; Suppliers.

(a) Schedule 4.10(a) is a complete and correct list of all material Contracts (“Material Contracts”) pertaining to a Seller’s Business and/or a Seller’s ownership and/or use of the Purchased Assets to which such Seller is a party and which list shall include, without limitation: (i) any employment agreement or employment contract of such Seller (other than oral, at-will employment contracts with such Seller’s employees); (ii) any collective bargaining agreement or other Contract with any labor organization, union or association; (iii) any covenant not to compete that limits the conduct of such Seller’s Business as presently conducted or the use of the Purchased Assets; (iv) any Contract with (A) a shareholder or Affiliate of such Seller or any of their respective family members or (B) a current or former officer, director, member, manager, partner or employee of such Seller or any of their Affiliates or family members; (v) any lease, sublease or similar Contract with any Person under which such Seller is a lessor or sublessor of, or makes available for use to any Person, any of the Purchased Assets; (vi) any lease, sublease or similar Contract with any Person pertaining to such Seller’s Business under which such Seller is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person; (vii) any lease, sublease or similar Contract with any Person pertaining to such Seller’s Business under which such Seller is a lessee of any real property; (viii) any license, option or other Contract relating in whole or in part to the intellectual property rights of such Seller or any third party (“Proprietary Rights”) used in connection with the operation or conduct of such Seller’s Business (including, without limitation, any license or other Contract under which such Seller is licensee or licensor of any such Proprietary Rights but exclusive of confidentiality agreements entered into in the normal course of business); (ix) any Contract under which such Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person; (x) any Contract under which such Seller has directly or indirectly guaranteed the Indebtedness of any other Person; (xi) any Contract under which such Seller has, directly or indirectly, made any material advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (xii) any Contract granting an Encumbrance upon any of the Purchased Assets; (xiii) any pending Contract for the transfer or sale of any Purchased Asset; (xiv) any Contract with or license or Permit by or from any Governmental Authority; (xv) any Contract for any joint venture, partnership or similar arrangement; (xvi) any Contracts with any Significant Customers of, or Significant Suppliers to, such Seller’s Business; and (xvii) any other Contract to which such Seller (or any of its Affiliates) is a party or by which it or any of its assets is bound or subject, and that is material to the use or operation of the Purchased Assets. Sellers have made available to the Purchaser a copy of each of the Material Contracts listed on Schedule 4.10(a) as amended to date. Each of the Material Contracts is valid, binding and in full force and effect and is enforceable by such Seller in accordance with its terms. Each Seller has, and to the Sellers’ Knowledge, each counterparty thereto has, performed all material obligations required to be performed by them to date under the Material Contracts and Sellers are not, and to Sellers’ Knowledge, each counterparty thereto is not (with or without the lapse of time or the giving of notice, or both), in material breach or default thereof. As of the date hereof, Sellers have not received any written or, to Sellers’ Knowledge, oral notice that any counterparty to any Material Contract threatened to terminate, suspend or not renew any Material Contract. The agreements with Boxout, LLC listed on Schedule 4.10(a) have not been amended or modified.

(b) Schedule 4.10(b) sets forth a list identifying: (i) the top 10 largest customers of each Seller’s Business measured by dollar value of gross sales to such customer during such Seller’s current fiscal year (through December 31, 2023), showing the approximate total revenues generated from each such customer during such period (each, a “Significant Customer”); and (ii) the top 10 suppliers of each Seller’s Business measured by dollar amount of total purchases by such Seller during its current fiscal year (through December 31, 2023), showing the approximate total purchases by such Seller from each such supplier during such period (each, a “Significant Supplier”).

(c) Except as set forth on Schedule 4.10(c), since January 1, 2023, no Significant Customer or Significant Supplier has terminated its relationship with a Seller or materially changed any terms of its business with a Seller and no Significant Customer or Significant Supplier has notified a Seller that it intends to terminate or materially change any terms of its business with any of the Sellers.

Section 4.11 Tangible Assets. Schedule 4.11 sets forth a true and complete listing of all the Sellers’ Tangible Assets with an aggregate net worth equal to or in excess of $10,000.

Section 4.12 Governmental Authorizations; Permits; Etc. The Sellers’ Business has at all times since the closing of the transactions contemplated by the Securities Purchase Agreement (the “Securities Purchase Agreement Closing Date”) been operated in material compliance with all applicable Laws including, without limitation, Laws related to: fire, safety, labeling of products, pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use, employment or employment practices, energy, insurance and similar Laws. Schedule 4.12 identifies each material Permit from or by a Governmental Authority, affecting, or relating to, the Sellers’ Business or any of the Purchased Assets, together with the name of the Governmental Authority issuing such scheduled Permit. There is no action, case or proceeding pending or, to the Sellers’ Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by any Seller of any Law, or (ii) any alleged failure by any Seller to have a Permit necessary to operate or conduct the Sellers’ Business. No written notice of any violation of such Laws has been received by any Seller and Sellers have not received any written notice that the services rendered by the Sellers’ Business were not in compliance with, or did not meet the standards of, all applicable Laws.

Section 4.13 Taxes. Except as set forth on Schedule 4.13, since the Securities Purchase Agreement Closing Date: (i) each Seller has filed all Tax Returns required to be filed by it; (ii) all such Tax Returns are complete and accurate in all respects and have been prepared in compliance with applicable Law; (iii) all Taxes owed by Sellers or with respect to the Business (whether or not shown on any Tax Return) have been duly and timely paid; (iv) there are no outstanding agreements or waivers extending any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed for which Sellers have received written notice thereof, or, to Sellers’ Knowledge, threatened, with respect to Taxes of Sellers; (vi) to Sellers’ Knowledge, no claim has been made by any Government Authority in a jurisdiction where Sellers do not file Tax Returns that Sellers are or may be subject to Taxes by such jurisdiction; (vii) all deficiencies asserted or assessments made as a result of any examination of any Tax Return of Sellers have been paid in full; (viii) there are no Encumbrances upon any of the Purchased Assets arising in connection with any failure (or alleged failure) to pay any Tax; (ix) each Seller (A) has complied with all Laws relating to the payment and withholding of Taxes from wages, salaries, or other payments to any employee or independent contractor of the Sellers’ Business; (B) has paid over to the proper Governmental Authority all amounts required to be so withheld; and (C) is not liable for any Taxes for failure to comply with such Laws; (x) no Seller is a party to any Tax allocation, sharing or indemnification agreement.; (xi) no Seller has any liability for the Taxes of any other Person as a member of a consolidated, combined, unified, affiliated, or controlled group, as a transferee or successor, as a withholding agent or collection agent, by contract, or otherwise; (xii) each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (xiii) no Seller has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); (xiv) no Seller is a “foreign person” within the meaning of Section 1445 of the Code; (xv) no Seller has taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program; (xvi) no Seller has, pursuant to the CARES Act, and amendments thereto or the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020, deferred until after the Closing Date the payment of any payroll Taxes the due date for the original payment of which was on or before the date hereof; and (xvii) no Seller has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law).

Section 4.14 Litigation. Except as set forth on Schedule 4.14, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to Sellers’ Knowledge, threatened against or involving any Seller, the Sellers’ Business or the Purchased Assets or which question the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no judgments, injunctions, orders or decrees binding upon any Seller, the Sellers’ Business or the Purchased Assets. There are no insolvency proceedings pending, or to Sellers’ Knowledge, threatened against a Seller.

Section 4.15 Environmental Matters. Except as set forth on Schedule 4.15, since the Securities Purchase Agreement Closing Date: (i) each Seller has at all times conducted such Seller’s Business in compliance in all respects with all Environmental Laws, (ii) each Seller’s Business at all times had all Permits required under applicable Environmental Laws for the operation of such Seller’s Business, (iii) no Seller has received any written notice from any Governmental Authority that such Seller may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to such Seller or such Seller’s Business, (iv) no Seller has received any written notice and is not aware of any fact in connection with the operation of such Seller’s Business that could give rise to any violation or claim under any Environmental Laws and (v) no reports have been filed, or have been required to be filed, by any of the Sellers concerning the release of any Regulated Substance or the violation of any Environmental Law on or at the properties used in the operation of the Sellers’ Business.

Section 4.16 Employees.

(a) Schedule 4.16 contains a true and complete list of all employees of Sellers (each, a “Business Employee”), together with each such employee’s job title, current rate of base salary or hourly wage, full- or part-time status, most recent annual bonus or commission, date of hire, and current employment status (e.g., leave of absence and cause therefor, together with date that leave commenced and is expected to end). Except as set forth on Schedule 4.16, the employment of each Business Employee is at will.

(b) Except as set forth on Schedule 4.16, the Sellers are, and at all times since the Securities Purchase Agreement Closing Date have been, in compliance in all material respects with all applicable Laws relating to the employment of each Business Employee, including without limitation, all Laws relating to wages, hours, employment standards, discrimination, safety and health, worker’s compensation, the collection and payment of withholding and/or Social Security taxes, and the WARN Act, and any similar state, local or layoff statute. No claim by any past or present employee of the Seller’s Business that such employee was subject to a wrongful discharge or any employment discrimination arising out of or relating to such employee’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable Laws is outstanding. Except as set forth on Schedule 4.16, no proceedings are pending before any Governmental Authority or arbitrator relating to labor matters of the Sellers’ Business, and there is no pending investigation by any Governmental Authority or, to Sellers’ Knowledge, threatened claim by any such Governmental Authority or other Person relating to labor or employment matters of the Sellers’ Business.

(c) There is no Contract with any union, labor organization or employee group which affects the employment of any Business Employee, including, without limitation, any collective bargaining agreements or labor contracts.

(d) There has not been any strike, slowdown, picketing, work stoppage, labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the Business Employees; nor has any application or complaint about Sellers been filed by any current or former employee of the Sellers’ Business or by any union representative of any current or former employee of the Sellers’ Business with the National Labor Relations Board or any comparable state or local agency, since the Securities Purchase Agreement Closing Date.

(e) Since the Securities Purchase Agreement Closing Date, Sellers have not directly employed any unauthorized aliens, as defined in 8 U.S.C. Section 1324a(h)(3). Since the Securities Purchase Agreement Closing Date, Sellers have has complied in all material respects with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R. Section 274a, as amended. Since the Securities Purchase Agreement Closing Date, Sellers are in compliance in all material respects with the Immigration and Nationality Act and the Immigration Reform and Control Act.

(f) Except as set forth on Schedule 4.16, there are no pending, or to Sellers’ Knowledge, threatened claims or actions by any Business Employee under any worker’s compensation policy or long-term disability policy.

(g) Since the Securities Purchase Agreement Closing Date, Sellers have in all material respects withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Business Employees.

(h) No “mass layoff” (as defined in the WARN Act), “plant closing” (as defined in such Act) or similar event has occurred with respect to Sellers over the past twelve (12) months.

Section 4.17 Employee Benefit Plans.

(a) Schedule 4.17 hereto identifies:

(i) Each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, that is maintained or otherwise contributed to by Sellers for the benefit of Business Employees and that is covered by ERISA (collectively, the “Benefit Plans”), copies of which have been provided or made available to the Purchaser.

(ii) Each material Benefit Arrangement, copies of which have been provided or made available to the Purchaser. As used herein, “Benefit Arrangement” means any plan or arrangement not subject to ERISA maintained or otherwise contributed to by Sellers for the benefit of Business Employees and providing for deferred compensation, bonuses, equity compensation, employee insurance coverage or any similar compensation or welfare benefit arrangement, including, without limitation, any employment agreement, bonus arrangement, stock option, stock purchase, deferred compensation plan or arrangement, vacation pay, severance pay or other employee fringe benefit plans maintained, sponsored or contributed to by Sellers for the benefit of any Business Employee or dependent or beneficiary of any Business Employee.

(b) Subject to the exceptions set forth on Schedule 4.17, each Benefit Plan and Benefit Arrangement has been maintained and administered at all times in all material respects in compliance with its terms and all applicable Laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), applicable to such Benefit Plan or Benefit Arrangement.

(c) No Benefit Plan or Benefit Arrangement has terms requiring assumption by Purchaser.

(d) Sellers do not currently have, and have never had, any obligation or liability with respect to any “defined benefit plan” as such term is defined in Section 3(35) of ERISA and no Seller nor any ERISA Affiliate currently has, or has ever had, any “multiemployer plan” (as defined in Section 3(37) of ERISA) which would give rise to any obligation or liability to any Seller. For purposes of this Agreement, the term “ERISA Affiliate” means each business, person or entity which would be treated as a “single employer” with a Seller under Sections 414(b), (c), (m) or (o) of the Code or under Section 4001(b) of ERISA.

(e) To Sellers’ Knowledge, there is no threatened or pending claim, suit or other proceeding (other than ordinary and usual claims for benefits by participants and beneficiaries, including, without limitation, routine claims pursuant to domestic relations orders) with respect to any Benefit Plan or Benefit Arrangement that could have an impact on this transaction or result in any liability to Purchaser or result in the imposition of an Encumbrance or other claim against any of the Purchased Assets. No Benefit Plan or Benefit Arrangement is under audit or investigation by the Internal Revenue Service, Department of Labor or other Governmental Authority, nor to Sellers’ Knowledge has any such audit or investigation been threatened.

(f) Except as set forth in Schedule 4.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, result in the payment to any Business Employee of any money or other property or accelerate or provide any other rights or benefits to any Business Employee.

(g) Each Benefit Plan and Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified or is the subject of a currently effective favorable determination letter (or opinion letter) issued by the IRS with respect to the qualification of such Benefit Plan or Benefit Arrangement under the Code. No event has occurred, and no condition exists, which could adversely affect the tax-qualified status of any such Benefit Plan or Benefit Arrangement.

(h) Sellers have complied in all material respects and in good faith with the requirements of Section 409A of the Code with respect to each applicable Benefit Plan and Benefit Arrangement that covers Business Employees.

Section 4.18 Proprietary Rights.

(a) Schedule 4.18 hereto contains a complete list and brief description of all patents, patent rights, patent applications, invention disclosures, trademarks, trademark rights, trademark applications, copyright registrations and copyright applications and all applications for such which pertain to any Seller or the Sellers’ Business, whether owned by or registered in the name of any Seller or of which any Seller is a licensee or otherwise has a right to use. Each Seller owns or has the rights to use all patents, patent applications, trademarks, copyrights, technology, know-how and processes necessary to conduct such Seller’s Business as presently conducted by such Seller (collectively as to all Sellers, the “Sellers’ Proprietary Rights”). No other Person has any ownership or other rights in or to the Sellers’ Proprietary Rights. The Sellers’ Proprietary Rights set forth on Schedule 2.1(h) consist of all of the intellectual property rights owned by, or licensed to, the Sellers in connection with the operation and/or conduct of the Sellers’ Business and, following the consummation of the transactions contemplated by this Agreement, neither Sellers nor any of their Affiliates will retain any right, title or interest in any of the Sellers’ Proprietary Rights that are used in connection with the operation and/or conduct of the Sellers’ Business. The registrations of the Sellers’ Proprietary Rights listed (or required to be listed) on Schedule 4.18 are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant intellectual property authorities in the United States or any other jurisdiction where the Business is conducted for the purposes of maintaining such registrations, and except as set forth on Schedule 4.18, no actions (including filing of documents or payments of fees) are due within ninety (90) days after the Closing.

(b) No claim by any third party contesting the validity, enforceability, use or ownership of the Sellers’ Proprietary Rights has been made, is currently pending or, to Sellers’ Knowledge, is threatened. Sellers have not received any written notice of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Sellers’ Proprietary Rights. Sellers have not infringed, misappropriated or otherwise conflicted with, and the Sellers’ Proprietary Rights do not infringe, misappropriate or otherwise conflict with, any rights of any third parties, nor to Sellers’ Knowledge is there any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Sellers’ Business.

(c) In each case in which any Seller has acquired ownership of any of the Sellers’ Proprietary Rights that are material to the Seller’s Business from any third party, Sellers have obtained written assignment sufficient to transfer ownership of all of such Sellers’ Proprietary Rights to the Purchaser.

(d) No Affiliate of the Sellers, nor any of the Sellers’ current or former partners, shareholders, officers, members, managers, employees, consultants or agents will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Sellers’ Proprietary Rights.

Section 4.19 Brokers. Except as set forth on Schedule 4.19, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Sellers or the Shareholder in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.20 Affiliate Transactions. Except as set forth on Schedule 4.20, no employee, officer, manager or member of any of the Sellers, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Sellers or the Sellers’ Business nor does any Seller or the Sellers’ Business owe any amount to, or has any Seller or the Sellers’ Business committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (except for business expense reimbursements incurred in the ordinary course of business), (ii) is involved in any business arrangement or other relationship (other than customary employment relationships which are disclosed on the list of Material Contracts) with the Sellers (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any of the Sellers in the operation or conduct of the Sellers’ Business or (iv) has any claim or cause of action against the Sellers or the Sellers’ Business.

Section 4.21 Full Disclosure. No representation or warranty made by Sellers or the Shareholder in this Agreement or any certificate delivered, or to be delivered, by or on behalf of Sellers pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers and the Shareholder that the statements contained in this ARTICLE V are complete and accurate as of the date of this Agreement and as of the Closing Date.

Section 5.1 Organization of the Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires it to be so qualified.

Section 5.2 Authorization; Enforceability. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite limited liability company action. Each of this Agreement and each of the other Transaction Documents has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 5.3 Non-contravention. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance by Purchaser of its obligations hereunder or thereunder will (a) contravene any provision contained in Purchaser’s governing documents, as amended, (b) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (i) any Contract or Permit or (ii) any Law or other restriction of any Governmental Authority, to which Purchaser is a party or by which it is bound or to which any of its respective assets or properties are subject, or (c) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any obligation of Purchaser.

Section 5.4 No Consents. No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

Section 5.5 No Financing. Purchaser has cash reserves or availability under existing credit facilities to pay the Purchase Price in cash on the Closing Date without new debt or equity financing. Purchaser’s obligations hereunder are not contingent upon procuring financing for the transaction contemplated hereunder.

Section 5.6 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

Covenants and Agreements

Section 6.1 Affirmative Covenants of Sellers. Each Seller and the Shareholder hereby covenants and agrees that, from the date hereof through and including the Closing Date, unless otherwise expressly consented to in writing by Purchaser, Sellers shall take (and Shareholder shall causes Sellers to take) the following actions:

(a) operate the Sellers’ Business in the ordinary course of business consistent with past practice;

(b) use commercially reasonable efforts to preserve intact the business organizations and goodwill of each Seller, keep available the services of their respective officers and employees consistent with past practice and maintain their respective relationships with customers, suppliers, distributors and other Persons having business relationships with them on the date of this Agreement;

(c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

(d) maintain all Permits that are used or necessary for the Sellers for the conduct of the Sellers’ Business as it is currently conducted in full force and effect;

(e) operate the Business in all material respects in compliance with all applicable Laws;

(f) pay invoices of the Business in a timely manner and when due and payable;and

(g) maintain in effect any currently effective insurance policies.

Section 6.2 Negative Covenants of the Sellers. Without limiting anything to the contrary in Section 6.1, except as consented to in writing by Purchaser, from the date hereof until the Closing Date, the Sellers shall not, and the Shareholder and the Sellers shall take all actions within their control to cause the Sellers not to, do any of the following:

(a) (i) grant or increase the amount of any severance or termination payments payable to (or amend any existing arrangement with) any manager, officer or employee of any Seller, other than payments to employees upon termination in accordance with the written employment and severance agreements listed on Section 6.2(a) of the Disclosure Schedule pursuant to the terms in effect on the date of this Agreement, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, except such changes as may be required in order to comply with applicable Law, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any manager or officer of any Seller or with any employee of any Seller that is not terminable at-will, (iv) establish, adopt, amend or terminate (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Seller, including any Benefit Plan or (v) materially increase compensation, bonus or other benefits payable to any manager, officer or employee of any Seller, except as required pursuant to the terms of any existing employment agreement to which such Seller is a party;

(b) (i) redeem, repurchase or otherwise reacquire any of its securities or obligations convertible into or exchangeable for any of its equity securities, or any options, warrants or conversion or other rights to acquire any of its securities or obligations, (ii) effect any reorganization, recapitalization, distribution payable in equity securities, equity split or like change in its capitalization or (iii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;

(c) issue, pledge, deliver, award, grant or sell, or agree to or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any of its equity or debt securities, any securities convertible into or exercisable or exchangeable for any such equity or debt securities, or any rights, warrants or options to acquire, any such equity or debt securities;

(d) (i) acquire, merge or consolidate with or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments;

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets with a value exceeding $25,000 (other than the sale of inventory in the ordinary course of business);

(f) propose or adopt any amendments to the governing documents of any Seller or take any steps towards dissolution, or change the authorized capital stock or equity interests of any Seller;

(g) make any change in its accounting policies or in any of its methods or practices of accounting, or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;

(h) create or incur any Encumbrances on any assets of the Sellers, except for Permitted Encumbrances;

(i) make any capital expenditures, capital additions or capital improvements other than expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 in the aggregate;

(j) enter into any Material Contract (or any Contract that would have been a Material Contract if it had been entered into prior to the date hereof) or amend, renew or terminate any Material Contract or fail to perform in any material respect its obligations under any Material Contract;

(k) make or revoke any Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax assessment or deficiency, surrender any right to a material Tax refund, file an amended Tax Return, or consent to an extension or waiver of any statute of limitations with respect to Taxes;

(l) make or revoke any election changing the entity classification for U.S. federal income Tax purposes of any Seller;

(m) incur, forgive, cancel or compromise any Indebtedness other than in the ordinary course of business consistent with past practice or guarantee any Indebtedness of another Person;

(n) enter into any non-competition or non-solicitation agreement that restricts any of the Sellers from competing in their industry;

(o) make any distribution or dividend to the Shareholder or any of its Affiliates, provide any loan or advance to the Shareholder or any of its Affiliates or enter into any Contract or arrangement with the Shareholder or any of its Affiliates;

(p) change any of the Seller’s practices, policies, procedures or timing of the collection of accounts receivable, payment of accounts payable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors;

(q) accelerate the collection of, or provide discounts to assist with the collection of, Accounts Receivable;

(r) delay the payment of vendor invoices related to the Sellers’ Business or fail to pay, when due, vendor invoices related to the Sellers’ Business; or

(s) agree or make a binding commitment to do any of the foregoing.

Section 6.3 Further Assurances.

(a) Prior to the Closing, each of the parties hereto shall cooperate with and assist the other parties, and shall use their reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Authority, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Seller and the Shareholders hereby covenant that, from time to time after the Closing, at the Purchaser’s request and without further consideration, they will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required more effectively to convey, transfer to and vest in Purchaser, and to put Purchaser in possession of, any of the Purchased Assets transferred or assigned hereunder and otherwise to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, Purchaser shall cooperate with Shareholder and promptly deliver such additional documents, instruments, and information, as may be reasonably requested by Shareholder, to allow Shareholder to fulfill its requirement(s) to file its Annual Report on Form 10-K and any other required interim or periodic reports with the Securities and Exchange Commission for the most recent fiscal year.

Section 6.4 Tax Matters.

(a) Sellers shall pay any transfer, sales, purchase, use or similar Taxes under the Laws of any Governmental Authority arising out of or resulting from the transfer of the Purchased Assets. Sellers shall prepare and timely file the required Tax Returns and other required documents with respect to the Taxes and fees required to be paid by Sellers pursuant to the preceding sentence and shall promptly provide Purchaser with evidence of the payment of such Taxes and fees.

(b) All Taxes with respect to the Purchased Assets or the Business for any period beginning before or on the Closing Date but ending after the Closing Date (“Straddle Period”), whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and the Purchaser as of the end of the Closing Date. The amount of Tax that relates to the portion of such Straddle Period ending on the Closing Date shall: (a) in the case of Taxes based on sales, receipts, gross income or net income, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and (b) in the case of all other Taxes, shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. If any Taxes subject to proration are paid to the Taxing authority by Purchaser, the proportionate amount of such Taxes paid shall be paid promptly by Sellers to the Purchaser.

(c) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto agree (i) to retain all books and records with respect to Tax matters pertinent to Business and the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

Section 6.5 Release of Restrictive Covenants. Effective as of the Closing, the Shareholder and the Sellers irrevocably and forever release Stuart Benson, Ryan Benson and their respective Affiliates from any restrictive covenants made in favor of the Shareholder or the Sellers, including (i) the restrictive covenants set forth in Section 6.7 of the Securities Purchase Agreement, (ii) the restrictive covenants set forth in the employment agreement between Ryan Benson and Ceautamed and (iii) the restrictive covenants set forth in any other agreement between Stuart Benson, Ryan Benson or any of their respective Affiliates, on the one hand, and the Shareholder, the Sellers or any of their respective Affiliates, on the other hand.

Section 6.6 Employee Matters.

(a) The employment of Ryan Benson with Ceautamed shall terminate effective as of the Closing Date and Ryan Benson shall thereafter be employed by Purchaser on such terms and conditions as are agreed to by Ryan Benson and Purchaser. Ceautamed and its Affiliates shall, effective as of the Closing Date, release Ryan Benson from any employment, non- compete and/or confidentiality agreement previously entered into with Ceautamed and its Affiliates.

(b) Purchaser assumes no obligations under Benefit Plans of Seller or any of its Affiliates.

Section 6.7 Accounts Receivable. From and after the Closing Date, Purchaser shall have the right and authority to collect for its own account all Accounts Receivable and other related items that are included in the Purchased Assets and to endorse with the name of Sellers any checks or drafts received with respect to any Accounts Receivable or such other related items. From and after the Closing Date, neither Sellers, the Shareholder nor any Person acting on their behalf shall have the right to collect for the account of anyone (other than Purchaser) the Accounts Receivable without the prior written consent of Purchaser. Sellers and the Shareholder shall promptly deliver to Purchaser any cash or other property received directly or indirectly by it following the Closing Date with respect to the Accounts Receivable, and all such cash and property shall be deemed held in trust until so delivered to Purchaser. Sellers shall, at the request and sole expense of Purchaser, execute and deliver to Purchaser such additional instruments, documents and agreements as Purchaser may reasonably request to assist Purchaser in the collection of the Accounts Receivable of Sellers following the Closing Date. Sellers shall, at the request and sole expense of Purchaser, cooperate with Purchaser in all reasonable efforts to collect any and all such Accounts Receivable of Sellers following the Closing Date.

Section 6.8 Name Change. Within fifteen (15) days following the Closing Date, Sellers shall, and Shareholder shall cause Sellers to, file an amendment to its governing documents changing its name to one that does not include “Ceautamed”, “Greens First Female” or “Wellness Watchers” or any derivation thereof.

Section 6.9 Notice of Developments. The Sellers and the Shareholder will give prompt written notice to the Purchaser of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. Such notice shall not relieve the Sellers or the Shareholder from any liability arising from such disclosed breach.

Section 6.10 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. The parties hereto agree that any Losses arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities for all purposes of this Agreement.

Section 6.11 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date, neither Sellers nor the Shareholder shall take, nor will Sellers or the Shareholders permit any of their respective Affiliates or representatives to take any action to solicit, initiate, encourage or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with any Person (other than Purchaser, its Affiliates and their respective representatives) concerning any Acquisition Proposal or that would frustrate the binding obligations of the parties set forth in this Agreement. Sellers and the Shareholder shall cease and cause to be terminated any prior discussions, communications or negotiations with any Person (other than Purchaser) conducted heretofore with respect to any Acquisition Proposal.

Section 6.12 Non-Solicitation. During the three (3) year period following the Closing, the Shareholder and the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, (i) attempt in any manner to solicit from any customer or supplier of the Sellers business of the type performed by or for the Sellers, (ii) seek to encourage or induce any customer or supplier of the Business to cease or adversely change its business relationship or dealings with the Business as operated by Purchaser following the Closing or (iii) in any way deliberately interfere with the relationship between Purchaser and any customer or supplier.

Section 6.13 Sublease of Certain Premises. Shareholder is the lessee of that certain premises located at 990 S. Rogers Circle, Unit #3, Boca Raton, Florida (the “Leased Premises”). Purchaser hereby agrees to sublease a portion of the Leased Premises consisting of the downstairs offices and the warehouse for a monthly payment of Nine Thousand Dollars ($9,000) until the earlier to occur of (x) the thirtieth (30th) day following written notice from Purchaser to Shareholder of its termination of the sublease, (y) the expiration or termination of the lease for the Leased Premises or (z) the termination of the sublease for the Leased Premises by Purchaser in accordance with the next sentence. If the landlord for the Leased Premises shall notify Shareholder of its breach of the lease for the Leased Premises and Shareholder shall fail to cure such breach within five (5) days following written notice from the landlord, Purchaser shall have the right to terminate the sublease with no further obligations due and owing thereunder to Shareholder. Shareholder shall deliver to Purchaser any written notice or correspondence (including via email) from the landlord for the Leased Premises or its counsel (including any notice of any default thereunder) within twenty-four (24) hours of receipt.

Section 6.14 Corporate Credit Cards. Shareholder and Sellers shall cause to be paid off, in full, any corporate credit cards of the Sellers in the name of Ryan Benson or Stuart Benson or for which they have guaranteed the obligations under such corporate credit cards and shall cease to use such corporate credit cards. Shareholder and Sellers shall cause to be paid off, in full, (i) any corporate credit cards of the Sellers in the name of Ryan Benson or Stuart Benson or for which they have guaranteed the obligations under such corporate credit cards and shall cease to use such corporate credit cards and (ii) the Indebtedness in favor of On Deck that was guaranteed by Ryan Benson or Stuart Benson. Shareholder shall use 50% of the net proceeds from any equity or debt financing to satisfy the obligations and Indebtedness specified in clauses (i) and (ii) of the immediately preceding sentence.

Section 6.15 Share Price. As of the date hereof, Purchase is unaware of any facts or circumstances giving rise to a potential claim resulting from the decrease in the share price of Shareholder’s publicly traded securities. Purchaser hereby releases Shareholder and its directors, executive officers and affiliates from any and all losses, claims and liabilities that may be incurred by Purchaser resulting from the decrease in the share price of Shareholder’s publicly traded securities.

Section 6.16 Certain Matters. With respect to amounts due and payable to Delta Bridge (a/k/a Cloud Fund) and Unique Funding Solutions by Shareholder and/or any of the Sellers, the Shareholder and the Sellers shall seek to promptly resolve and settle the amounts due and payable to Delta Bridge (a/k/a Cloud Fund) and Unique Funding Solutions and to cause the release and termination of all Encumbrances (if any) on any of the Purchased Assets. Subject to receipt of the release and termination of any Encumbrances (if any) on any of the Purchased Assets by Delta Bridge (a/k/a Cloud Fund) and Unique Funding Solutions, Purchaser shall contribute

$8,303.70 to any settlement with Delta Bridge (a/k/a Cloud Fund) and $12,000 to any settlement with Unique Funding Solutions, and Shareholder and the Sellers shall be responsible for any additional amounts.

ARTICLE VII

Conditions to the Sellers’ Obligations

The obligations of Sellers and the Shareholder to consummate the Closing are subject to the satisfaction (or written waiver by the Shareholder, on behalf of themselves and Sellers) of each of the following conditions on or prior to the Closing Date:

Section 7.1 Representations and Warranties. The representations and warranties of Purchaser in ARTICLE V shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation and warrant that does not contain any materiality or Material Adverse Effect qualification) as of the date hereof and as of the Closing Date (or if any such representation or warranty expressly relates to a specific date, such representation or warranty shall be true and correct in all respects as of such date).

Section 7.2 Compliance with Covenants. Purchaser shall have performed in all material respects with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

Section 7.3 Purchaser’s Deliverables. Purchaser shall have delivered to the Sellers all of the documents and agreements set forth in Section 3.2(b).

Section 7.4 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other governmental order, action, claim, suit or proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority.

Section 7.5 Officer Certificate. Purchaser shall have delivered to Sellers a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 7.1 and Section 7.2 have been fulfilled.

ARTICLE VIII

Conditions to the Purchaser’s Obligations

The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or written waiver by the Purchaser) of each of the following conditions on or prior to the Closing Date:

Section 8.1 Representations and Warranties. The representations and warranties of Sellers and the Shareholder in ARTICLE IV shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation and warrant that does not contain any materiality or Material Adverse Effect qualification) as of the date hereof and as of the Closing Date (or if any such representation or warranty expressly relates to a specific date, such representation or warranty shall be true and correct in all respects as of such date).

Section 8.2 Compliance with Covenants. Sellers and the Shareholder shall have performed in all material respects with all of the covenants and agreements required to be performed by any of them under this Agreement at or prior to the Closing.

Section 8.3 Sellers’ Deliverables. Sellers shall have delivered to Buyer all of the documents and agreements set forth in Section 3.2(a).

Section 8.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, occurrence or fact that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.5 Officer Certificate. Sellers shall have delivered to Purchaser a certificate signed by an officer of each Seller, dated as of the Closing Date, certifying that the conditions specified in Section 8.1, Section 8.2, Section 8.3 and Section 8.4 have been fulfilled.

Section 8.6 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or other governmental order, action, claim, suit or proceeding instituted by a Governmental Authority seeking to enjoin, restrain, or prohibit the consummation of this Agreement, having the effect of making illegal or otherwise prohibiting the transactions contemplated hereby shall be pending before any court or any other Governmental Authority.

ARTICLE IX

Indemnification

Section 9.1 Indemnification by Sellers and the Shareholders. Subject to Sections 9.3 and 9.4, from and after the Closing, Sellers and the Shareholders shall, jointly and severally, defend, indemnify and hold Purchaser and its Affiliates and the directors, officers, managers, members, shareholders and employees of Purchaser and its Affiliates harmless from and against all Losses that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with: (a) any breach of a representation or warranty contained in this Agreement made by Sellers or the Shareholder, other than the Special Representations; (b) any breach of a Special Representation contained in this Agreement made by Sellers or the Shareholder; (c) any violation or breach of a covenant or agreement contained in this Agreement by Sellers or the Shareholder; (d) the operation of the Sellers’ Business on or before the Closing Date and any Losses relating thereto or arising therefrom, other than any Losses which constitute an Assumed Liability; (e) any Indemnified Taxes; (f) any failure by Sellers to comply with statutory provisions relating to bulk sales and transfers, if applicable; (g) any Losses related to amounts owed or alleged to be owed by Sellers to any Related Person (including the Shareholder); (h) without limiting the foregoing, any claim against the Purchaser for successor liability made after the Closing Date with respect to any action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened against or involving (1) the Purchased Assets relating to or arising from the Sellers’ operation of the Business before the Closing Date or (2) the Shareholder, Sellers or their assets (other than the Purchased Assets); (i) the Excluded Assets; or

(j) the Excluded Liabilities.

Section 9.2 Indemnification by Purchaser. Subject to Sections 9.3 and 9.4, from and after the Closing, Purchaser shall defend, indemnify and hold Sellers and the Shareholders harmless from and against all Losses that they may suffer, sustain or incur or become subject to arising out of, based upon or in connection with any of the following:

(a) any breach of a representation or warranty contained in this Agreement made by Purchaser;

(b) any violation or breach of a covenant or agreement contained in this Agreement by Purchaser; or

(c) any Assumed Liability.

Section 9.3 Claims Procedures.

(a) In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), a Person entitled to indemnification under this ARTICLE IX (an “Indemnified Party”) shall give prompt written notice to the Person(s) obligated to provide indemnification under this ARTICLE IX with respect to such Third Party Claim (an “Indemnifying Party”) of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnifying Party shall have the right (and if they elect to exercise such right, to do so within twenty (20) days after receiving notice from the Indemnified Party) to defend and to direct the defense against any such Third Party Claim, in its/their, as the case may be, name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party, unless (i) the Indemnifying Party shall not have taken any action to defend such Third Party Claim within such twenty (20) day period, (ii) such Third Party Claim seeks an order, injunction or other equitable reflect against the Indemnified Party, or (iii) the Indemnified Party shall have reasonably concluded that (A) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (B) the Indemnified Party has one or more material defenses not available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim unless it has acknowledged and agreed in a separate writing, in form and substance satisfactory to the Indemnified Party, that it assumes the obligation to and shall satisfy, without reservation, set-off or other defense, any Loss incurred by such Indemnified Party from such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, if the Indemnified Party is in control of the defense of such Third Party Claim, it shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (A) or (B) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim within such twenty (20) day period, the reasonable fees and disbursements of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) In the event that an Indemnified Party determines that it has a claim for Losses against the Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Losses. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a twenty (20) day period beginning on the date the Indemnified Party provides notice hereunder regarding the resolution of any disputed claims for Losses. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such twenty (20) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. Promptly following the final determination of the amount of any Losses claimed by the Indemnified Party, the Indemnifying Party shall pay such Losses to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Losses hereunder, the cost of such proceedings (including, without limitation, costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Losses payable to the Indemnified Party if the Indemnified Party recovers Losses in such proceedings.

(c) To the extent that the undertaking to indemnify, pay and hold harmless set forth in this ARTICLE IX may be unenforceable with respect to any Losses because it violates any Law or public policy, the Indemnifying Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all such Losses incurred by the Indemnified Party or any of them with respect to such Losses.

Section 9.4 Limitations. Notwithstanding anything to the contrary contained herein, the following provisions shall limit the liability of Seller and the Shareholders and Purchaser for purposes of this ARTICLE IX:

(a) Other than in the case of fraud, the aggregate obligations of Sellers and the Shareholder to provide indemnification for Losses pursuant to Section 9.1(a) (other than with respect to the Special Representations) applies only to the extent that the aggregate amount of all such Losses exceed $10,000 (the “Basket Amount”) in which event the Sellers and the Shareholder shall be liable for all such Losses. The obligation of Sellers and the Shareholder to provide indemnification for Losses pursuant to Sections 9.1(b) through 9.1(j) applies from the first dollar of Losses.

(b) Other than in the case of fraud, the aggregate obligations of Sellers and the Shareholder to provide indemnification for Losses pursuant to Section 9.1(a) shall not exceed twenty-five percent (25%) of the sum of (i) the Purchase Price and (ii) the Assumed Liabilities.

Section 9.5 No Punitive Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, except to the extent awarded to a third party in connection with a Third Party Claim.

Section 9.6 Read Out of Qualifications. For purposes of determining whether any inaccuracy in, or breach of, any representation or warranty in this Agreement has occurred for purposes of Sections 9.1 and 9.2, and for the avoidance of doubt, also including for the purposes of determining Losses, any and all exceptions, limitations, restrictions, modifications, qualifications and exclusions contained in such representations and warranties that are based or conditioned on or refer to the terms “Material Adverse Effect”, “material” and/or “materially” (including when “material” and “materially” are used as adjectives and/or adverbs) shall be disregarded.

Section 9.7 Right to Increase Xiras Debt; Payment of Losses from Future Financings. In the event that the Purchaser or any of its Affiliates sustains or incurs Losses for which it is entitled to indemnification from the Sellers and/or the Shareholder under this Agreement (“Indemnification Losses”), Purchaser shall, at its option, be entitled to add the amount of such Indemnification Losses to the amount of the Xiras Debt then outstanding. In addition, if the Shareholder or any of the Sellers consummates an equity or debt financing at a time when any Indemnification Losses are due and owing under this Agreement to Purchaser or any of its Affiliates, the Shareholder and the Sellers shall use fifty (50%) of the net proceeds from such equity or debt financing to satisfy the then-outstanding Indemnification Losses.

ARTICLE X

Miscellaneous

Section 10.1 Survival of Representations and Warranties; Due Diligence by Purchaser.

(a) The representations and warranties made by the parties to this Agreement shall survive the Closing and shall expire on their applicable Expiration Dates and any claim for indemnification under ARTICLE IX that is made after the applicable Expiration Date shall be time barred; provided, however, that if, at any time prior to the applicable Expiration Date, a party delivers to the other party a written notice alleging a breach of any of the representations and warranties made by the receiving party and asserting a claim for indemnification under ARTICLE IX, then such claim shall survive the applicable Expiration Date until such time as such claim is fully and finally resolved and such party shall be entitled to Losses incurred in connection therewith, including Losses incurred following the applicable Expiration Date, subject to the applicable limitations set forth herein. All covenants and agreements contained in this Agreement shall survive and continue until fully performed and the period for bringing any indemnification claims for breaches of any post-closing covenants and agreements shall be the expiration of the statute of limitations for such claims under applicable Law. The survival period applicable to any indemnification claims attributable to fraud shall be governed by applicable Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, no investigation by Purchaser and its representatives, and no knowledge Purchaser and its representatives may have as of the date of this Agreement or thereafter (regardless of whether such knowledge was obtained by Purchaser and its representatives in their due diligence investigation of the Purchased Assets or from any other source), shall affect or limit the rights of Purchaser under this Agreement (including without limitation under Section 9.1 hereof) in respect of any representation, warranty, covenant or obligation of Sellers or the Shareholder contained herein being untrue or inaccurate in any respect. Unless expressly waived by Purchaser in writing, Purchaser’s consummation of the transactions contemplated by this Agreement shall not in any way impair or be deemed a waiver of any matter as to which Purchaser has or may have had knowledge prior to such consummation.

Section 10.2 Notices. Except as expressly provided in this Agreement, all notices, consents, waivers, requests or other instruments or communications given pursuant to this Agreement shall be in writing, signed by the party giving the same, and shall be deemed given (i) upon personal delivery; (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after being sent via a nationally recognized overnight courier service; or (iv) upon the successful completion of the email transmission followed by an accompanying telephone call (including leaving a voice mail) to the Person being noticed, in any such case, at the addresses of the parties set forth below. Any party may, by notice to the other parties hereto, specify any other address for the receipt of such notices, instruments or communications. Except as expressly provided in this Agreement, any notice, instrument or other communication shall be deemed properly given when sent in the manner prescribed in this Section 10.2

Copies of all notices to the Sellers or the Shareholder shall be sent to:

c/o Smart for Life, Inc.

990 Biscayne Blvd.

Suite 503

Miami, FL 33132

Email: darren.minton@smartforlifecorp.com

With a copy to (which shall not constitute notice):

Bevilacqua PLLC

Attention: Louis A. Bevilacqua

[          ]

Email: [                           ]

Copies of all notices to Purchaser shall be sent to:

First Health FL LLC

[                           ]

Email: [                  ]

and

Joseph X Xiras

[                  ]

With a copy to:

Greenberg Traurig, P.A.

Attention: Mathew Hoffman

[                  ]

Email:[                       ]

Section 10.3 Governing Law; Jurisdiction; Venue. This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”), shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in Miami-Dade County Florida, for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY COVERED MATTER.

Section 10.4 Severability. Each item and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever that term or provision shall be ineffectual and void and the validity of the remainder of this Agreement shall not be adversely affected thereby.

Section 10.5 Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise expressly provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns (as permitted above) and legal representatives. Except as otherwise expressly provided herein, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, assigns (as permitted above) and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns (as permitted above) and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that the parties hereto hereby acknowledge and agree that any Indemnified Party shall be an express and intended third-party beneficiary of ARTICLE IX.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf, or Docu-sign attachment to email shall be effective as delivery of a mutually executed original counterpart to this Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement shall raise the use of a facsimile or electronic transmission by .pdf or Docu-sign to deliver a signature or the fact that this Agreement was transmitted or communicated through the use of a facsimile machine or electronic transmission in .pdf or Docu-sign as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.7 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.8 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto and all documents being executed in connection herewith, constitute the entire agreement among the parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 10.9 Amendment and Modification.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.10 Specific Performance. Each party acknowledges that Purchaser shall be irreparably harmed and that there shall be no adequate remedy at Law for any violation by the Sellers or the Shareholder of any of the terms of any of the covenants or agreements contained in this Agreement. It is accordingly agreed, that in addition to, but not in lieu of, any other remedies which may be available upon the breach or threatened breach of any such covenant or agreement by the Sellers or the Shareholder, the Purchaser shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, such covenant.

Section 10.11 Prevailing Party. If any litigation or other court action or similar adjudicatory proceeding is commenced by any party to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation, action or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action or proceeding prevails in part, and loses in part, the court or other adjudicator presiding over such litigation, action or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 10.12 Termination. Purchaser shall have the right to terminate this Agreement if the Closing has not occurred on or prior to January 31, 2024.

Section 10.13 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

Section 10.14 Expenses. Each party hereto shall bear and be responsible for any and all fees, costs and expenses incurred by such party in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including, without limitation, any and all agreements entered into before and contemporaneous with this Agreement.

Section 10.15 Publicity. Except for any public disclosure required by Law or any securities exchange or similar body (in which case, the disclosing party will give the other parties an opportunity to review and comment upon such disclosure before it is made), no press releases related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or other public announcements generally in connection with this Agreement or the other Transaction Documents will be issued or made without the prior written approval of both the Shareholder and the Purchaser.

Section 10.16 Interpretations. As used herein, words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa, unless the context otherwise requires.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date and year first above written by a duly authorized officer or representative of each party hereto, as the case may be.

PURCHASER:

FIRST HEALTH LLC

By:	/s/ Joseph X. Xiras
Name:	Joseph X. Xiras
Title:	Authorized Signatory

SELLERS:

CEAUTAMED WORLDWIDE, LLC

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

GREENS FIRST FEMALE, LLC

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

WELLNESS WATCHERS GLOBAL, LLC

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

SHAREHOLDER:

SMART FOR LIFE, INC.

By:	/s/ Darren Minton
Name:	Darren Minton
Title:	Chief Executive Officer